Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR
FOURTH QUARTER AND FISCAL 2010
-- Operating Income of $5.0 million for the Fourth Quarter --

FOREST CITY, IOWA, October 14, 2010- Winnebago Industries, Inc. (NYSE:WGO), one of the leading United States (U.S.) motor home manufacturers, today reported continued improvement in financial results during the Company's fourth quarter and fiscal year 2010.

Revenues for the fourth quarter ended August 28, 2010 were $123.1 million, an increase of 107.1 percent, versus $59.5 million for the fourth quarter of Fiscal 2009. The Company reported an operating profit of $5.0 million for the quarter, versus an operating loss of $9.2 million for the fourth quarter of Fiscal 2009. Net income for the fourth quarter was $4.9 million versus a net loss of $50.2 million for the fourth quarter of Fiscal 2009. On a diluted per share basis, the Company had net income of $0.17 for the fourth quarter of Fiscal 2010 versus a net loss of $1.73 for the fourth quarter of Fiscal 2009. The net loss for the fourth quarter of Fiscal 2009 included a non-cash charge of $41.1 million, or $1.41 per diluted share, related to the establishment of a full valuation allowance against the Company's deferred tax assets.

The fourth quarter was positively impacted by increased motor home deliveries, particularly in the Class A category, resulting in more fixed cost absorption and improved labor efficiencies. There also was a positive benefit to cost of goods sold from the liquidation of last-in, first-out (LIFO) inventory values due to further reduction in inventory levels. This had the effect of increasing gross profit by $750,000.

Revenues for Fiscal 2010 were $449.5 million, an increase of 112.5 percent, versus revenues of $211.5 million for Fiscal 2009. The Company reported an operating income of $0.5 million for Fiscal 2010, versus an operating loss of $59.5 million for Fiscal 2009. Net income for Fiscal 2010 was $10.2 million, or $0.35 per diluted share, versus a loss of $78.8 million, or $2.71 per diluted share for Fiscal 2009. The $9.5 million of tax benefit recorded in Fiscal 2010 primarily relates to $5.8 million of tax benefits associated with the carryback of Fiscal 2009 net operating losses permitted by tax law changes and tax benefits associated with various tax planning initiatives and tax settlements.

“Results for the fourth quarter and Fiscal 2010 were greatly improved in revenues and gross profit, and we were pleased to have profitability at the operating level for both the fourth quarter and the full year,” said Winnebago Industries' Chairman, CEO and President Bob Olson. "Increased motor home delivery volume continues to be a driving force behind our improved results, however, we remain cautious until we see continued retail growth."

Dealer inventory increased 20.7 percent with 2,044 Class A, B and C motor homes on our dealers' lots as of August 28, 2010, compared to 1,694 on August 29, 2009. Olson continued, "Dealer inventory has remained at a consistent level since our second quarter of Fiscal 2010 and we continue to believe that level of inventory is appropriate in today's market environment. Dealers and their lending institutions continue to keep a close eye on the size and age of their inventories to ensure that the supply is current and is consistent with retail demand."

Winnebago Industries' sales order backlog was 818 Class A, B and C motor homes as of August 28, 2010, a decrease of 13.0 percent compared to the end of the fourth quarter of Fiscal 2009. "During the fourth quarter, we launched 2011 model year products and our dealers have expressed excitement about the new 2011 products, particularly the newly redesigned Winnebago Tour and Itasca Ellipse," said Olson. "As testament to the strength of our new 2011 product offerings, retail sales of Winnebago Industries' products at the September 2010 Pennsylvania RV and Camping Show in Hershey, PA, were 36 percent higher than the previous year, and particularly strong in Class A diesel sales. We are pleased with the results of this show particularly since it is the largest retail show in the country and a key show early in the new model year."

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, October 14, 2010. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca and ERA brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to new product introductions by competitors, low consumer confidence, a further or continued slowdown in the economy, interest rates and availability of credit, inadequate liquidity or capital resources, significant increase in repurchase obligations, availability and price of fuel, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, the effect of global tensions, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Statements of Operations
(In thousands, except percent and per share data)

	Quarter Ended
	August 28, 2010		August 29, 2009
Net revenues	$123,125	100.0%	$59,465	100.0%
Cost of goods sold	111,921	90.9%	61,240	103.0%
Gross profit (deficit)	11,204	9.1%	(1,775)	(3.0)%
Operating expenses:
Selling	3,286	2.7%	3,052	5.1%
General and administrative	2,967	2.4%	3,550	6.0%
Asset impairment	—	—%	855	1.4%
Total operating expenses	6,253	5.1%	7,457	12.5%
Operating income (loss)	4,951	4.0%	(9,232)	(15.5)%
Financial (expense) income	(67)	0.0%	86	0.1%
Income (loss) before income taxes	4,884	4.0%	(9,146)	(15.4)%
(Benefit) provision for taxes	(9)	(0.0)%	41,090	69.1%
Net income (loss)	$4,893	4.0%	$(50,236)	(84.5)%
Income (loss) per common share:
Basic	$0.17		$(1.73)
Diluted	$0.17		$(1.73)
Weighted average common shares outstanding:
Basic	29,112		29,052
Diluted	29,115		29,067

	Year Ended
	August 28, 2010		August 29, 2009
Net revenues	$449,484	100.0%	$211,519	100.0%
Cost of goods sold	423,217	94.2%	242,265	114.5%
Gross profit (deficit)	26,267	5.8%	(30,746)	(14.5)%
Operating expenses:
Selling	12,724	2.8%	12,616	6.0%
General and administrative	13,023	2.9%	15,298	7.2%
Asset impairment	—	—%	855	0.4%
Total operating expenses	25,747	5.7%	28,769	13.6%
Operating income (loss)	520	0.1%	(59,515)	(28.1)%
Financial income	222	0.0%	1,452	0.7%
Income (loss) before income taxes	742	0.2%	(58,063)	(27.5)%
(Benefit) provision for taxes	(9,505)	(2.1)%	20,703	9.8%
Net income (loss)	$10,247	2.3%	$(78,766)	(37.2)%
Income (loss) per common share:
Basic	$0.35		$(2.71)
Diluted	$0.35		$(2.71)
Weighted average common shares outstanding:
Basic	29,091		29,040
Diluted	29,101		29,051

Winnebago Industries, Inc.
Unaudited Balance Sheets
(In thousands)

	August 28, 2010	August 29, 2009
ASSETS
Current assets:
Cash and cash equivalents	$74,691	$36,566
Short-term investments	—	13,500
Receivables, net	18,798	11,717
Inventories	43,526	46,850
Prepaid expenses and other assets	4,570	3,425
Income taxes receivable	132	17,356
Total current assets	141,717	129,414
Property, plant, and equipment, net	25,677	28,040
Assets held for sale	4,254	6,515
Long-term investments	17,785	19,794
Investment in life insurance	23,250	22,451
Other assets	14,674	14,252
Total assets	$227,357	$220,466

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,725	$10,370
Short-term ARS borrowings	—	9,100
Income taxes payable	99	299
Accrued expenses	30,548	30,185
Total current liabilities	50,372	49,954
Long-term liabilities:
Unrecognized tax benefits	5,877	9,012
Postretirement health care and deferred compensation benefits, net of current portion	73,581	69,169
Total long-term liabilities	79,458	78,181
Stockholders' equity	97,527	92,331
Total liabilities and stockholders' equity	$227,357	$220,466

Winnebago Industries, Inc.
Unaudited Statements of Cash Flows
(In thousands)

	Year Ended
	August 28, 2010	August 29, 2009
Operating activities:
Net income (loss)	$10,247	$(78,766)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	6,340	7,834
Asset impairment	—	855
Stock-based compensation	546	1,010
Deferred income taxes including valuation allowance	—	37,440
Postretirement benefit income and deferred compensation expenses	1,275	1,252
(Reduction) provision for doubtful accounts	(37)	73
Increase in cash surrender value of life insurance policies	(1,090)	(858)
Loss on disposal of property	25	75
Other	111	132
Change in assets and liabilities:
Inventories	3,324	63,746
Receivables and prepaid assets	(8,550)	(2,074)
Income taxes and unrecognized tax benefits	14,692	(8,708)
Accounts payable and accrued expenses	9,756	(10,567)
Postretirement and deferred compensation benefits	(3,600)	(3,172)
Net cash provided by operating activities	33,039	8,272

Investing activities:
Proceeds from the sale of investments, at par	15,850	8,900
Purchases of property and equipment	(1,874)	(3,473)
Proceeds from the sale of property	96	296
Other	262	(737)
Net cash provided by investing activities	14,334	4,986

Financing activities:
Payments for purchase of common stock	(250)	(163)
Payments of cash dividends	—	(3,489)
(Payments) borrowings on ARS portfolio	(9,100)	9,100
Proceeds from exercise of stock options	280	9
Other	(178)	—
Net cash (used in) provided by financing activities	(9,248)	5,457

Net increase in cash and cash equivalents	38,125	18,715
Cash and cash equivalents at beginning of period	36,566	17,851
Cash and cash equivalents at end of period	$74,691	$36,566

Supplemental cash flow disclosure:
Income taxes (refunded) paid	$(24,356)	$191

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended				Change
(In units)	August 28, 2010	Product Mix %	August 29, 2009	Product Mix %	Units	% Change
Class A gas	453	38.9%	124	20.5%	329	265.3%
Class A diesel	262	22.5%	117	19.3%	145	123.9%
Total Class A	715	61.4%	241	39.8%	474	196.7%
Class B	34	2.9%	50	8.3%	(16)	(32.0)%
Class C	415	35.7%	314	51.9%	101	32.2%
Total deliveries	1,164	100.0%	605	100.0%	559	92.4%

	Year Ended				Change
(In units)	August 28, 2010	Product Mix %	August 29, 2009	Product Mix %	Units	% Change
Class A gas	1,483	33.5%	480	21.8%	1,003	209.0%
Class A diesel	969	21.9%	342	15.6%	627	183.3%
Total Class A	2,452	55.3%	822	37.4%	1,630	198.3%
Class B	236	5.3%	149	6.8%	87	58.4%
Class C	1,745	39.4%	1,225	55.8%	520	42.4%
Total deliveries	4,433	100.0%	2,196	100.0%	2,237	101.9%

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory

	As Of				Change
Sales order backlog (units):	August 28, 2010	Product Mix	August 29, 2009	Product Mix	Units	%
Class A gas	272	33.2%	345	36.7%	(73)	(21.2)%
Class A diesel	218	26.7%	198	21.1%	20	10.1%
Total Class A	490	59.9%	543	57.8%	(53)	(9.8)%
Class B	—	—%	10	1.1%	(10)	(100.0)%
Class C	328	40.1%	387	41.2%	(59)	(15.2)%
Total backlog(1)	818	100.0%	940	100.0%	(122)	(13.0)%

Total approximate revenue dollars (in thousands)	$82,773		$86,626		$(3,853)	(4.4)%

Dealer inventory (units)	2,044		1,694		350	20.7%

(1)	Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.